EXHIBIT 21

SUBSIDIARIES

Webster Bank, National Association, is a direct subsidiary of Webster. Webster owns all of the common stock of Webster Capital Trust IV, People’s Bancshares Capital Trust II, Eastern Wisconsin Bancshares Capital Trust II, NewMil Statutory Trust I, and Webster Statutory Trust I. Webster also owns all of the common stock of Fleming, Perry & Cox, Inc. Webster Capital Trust III, Webster Capital Trust V, Webster Capital Trust VI and Webster Capital Trust VII are also subsidiaries of Webster, however, these Delaware business trusts are inactive and uncapitalized. Webster sold Webster Insurance, Inc. as of February 1, 2008 and sold Webster Risk Services, Inc., as of June 30, 2008.

Webster Bank, N.A. has twenty wholly-owned subsidiaries: FCB Properties, Inc., 575 Broad Street, Inc., 470-474 Frontage Road, Inc., Bartlett Road, Inc., Farrington Place Corporation, Webster Investment Services, Inc., Webster Mortgage Investment Corporation, MyWebster Inc., Webster Community Development Corporation, Center Capital Corporation, Budget Installment Corp., Webster Business Credit Corporation, Webster Growth Capital Corporation, Webster Mortgage Company, Webster Massachusetts Security Corporation, E.D. (1) Magnolia, Inc., E.D. (1) Rebanna, Inc., E.D. (1) Rosewood, Inc., Springfield Dev, Inc. and Springfield PP Dev, Inc. Webster Bank, N.A. also directly owns all of the outstanding common stock of Webster Preferred Capital Corporation, a publicly traded real estate investment trust. Webster Bank, N.A. sold Budget Installment Corporation on November 2, 2009.

WEBSTER SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization	Names Under Which Subsidiary Does Business

Webster Bank, N.A.	United States	Same

Webster Capital Trust III	Delaware	Same

Webster Capital Trust IV	Delaware	Same

Webster Capital Trust V	Delaware	Same

Webster Capital Trust VI	Delaware	Same

Webster Capital Trust VII	Delaware	Same

Webster Statutory Trust I	Connecticut	Same

People’s Bancshares Capital Trust II	New York	Same

Eastern Wisconsin Bancshares Capital Trust II	Delaware	Same

Fleming, Perry & Cox, Inc.	Connecticut	Same

NewMil Statutory Trust I	Connecticut	Same